                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is entered into as of November 14, 1997 by and among Matthew Obeid, an individual ("Stockholder"), Metran Boston, Inc., a Massachusetts corporation ("Metran MA"), Metran Automatic Transmission Parts Corp., a New York corporation ("Metran NY"), Metran Parts of Pennsylvania, Inc., a Pennsylvania corporation ("Metran PA"), TM-AL Acquisition Corp., a Delaware corporation ("Buyer"), and Aftermarket Technology Corp., a Delaware corporation ("ATC"). For purposes of this Agreement, Metran MA, Metran NY and Metran PA are sometimes individually or collectively referred to as the "Company."

                                R E C I T A L S

          A. The Company is engaged in the sourcing, distribution and sale of automotive and light truck component parts (the "Business"); and

          B. Stockholder owns all of the issued and outstanding shares (collectively the "Shares") of the capital stock of each of Metran MA, Metran NY and Metran PA, and Buyer desires to purchase and Stockholder desire to sell the Shares on the terms and conditions set forth herein.

                               A G R E E M E N T

          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I
                                  DEFINITIONS

          1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

          "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act of 1934, as amended. Without limiting the generality of the foregoing, after the Closing Date the Affiliates of Buyer shall include the Company.

          "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

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          "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a beneficial interest of more than 50% or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any parent, grandparent, aunt, uncle, sibling, child or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

          "BENEFIT ARRANGEMENT" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by the Company or any ERISA Affiliate of the Company covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them, including, without limitation, (i) each material employment or consulting agreement, (ii) each arrangement providing for material insurance coverage for employees or workers' compensation benefits, (iii) each material incentive bonus or deferred bonus arrangement, (iv) each arrangement providing material termination allowance, severance or similar benefits, (v) each material equity compensation plan, (vi) each material deferred compensation plan and (vii) each material compensation policy and practice.

          "BENEFIT PLAN" means an Employee Benefit Plan or Benefit
Arrangement.

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase order, commitments and other instruments of any kind, whether written or oral, to which the Company is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

          "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing, at the Prime Rate in effect from time to time, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person. In determining Damages, tax effects shall be considered and appropriate adjustments made for the tax consequences of such Damages.

          "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any ERISA Affiliate thereof covering employees or former employees of the Company.

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          "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

          "ENVIRONMENTAL LAWS" means all Applicable Laws relating to Hazardous Substances, occupational health and safety, or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

          "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise under any Environmental Law.

          "EQUIPMENT" means all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts and other tangible property (and interests in any of the foregoing) of the Company.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

          "EXCLUDED ENVIRONMENTAL LIABILITY" means Environmental Liabilities arising as a result of the actions or inactions of Buyer, ATC or the Company after the Closing Date.

          "GAAP" means generally accepted accounting principles in the United States as in effect at the time the relevant financial statement is prepared, applied on a consistent basis.

          "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

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          "GROUP HEALTH PLAN" means any group health plan, as defined in
Section 5000(b)(1) of the Code.

          "HAZARDOUS SUBSTANCE" means any substance or material: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Business or the Company; or (v) the presence of which constitutes a nuisance, trespass or other tortious condition; or (vi) the presence of which on adjacent properties constitutes a trespass by Seller; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" means all liabilities and obligations, contingent or otherwise, of the Company (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, other than those incurred in the ordinary course of its business that constitute trade payables to trade creditors, (iv) evidenced by a bankers' acceptance or similar instrument issued or accepted by banks, (v) for the capitalized amount of a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, (vi) evidenced by a letter of credit or a reimbursement obligation of the Company with respect to any letter of credit, and (vii) any of the foregoing of another Person as to which the Company is a guarantor or otherwise liable (except endorsements of customer checks in the ordinary course of business), but excluding the portion of any of the foregoing that is due within 12 months of the date hereof.

          "INDEMNIFYING PARTY" means: (1) Stockholder when any Buyer Indemnitee is asserting a claim under Sections 9.01(a) or (2) Buyer and ATC when any Stockholder Indemnitee is asserting a claim under Sections 9.01(b).

          "INDEMNITEE" means: (1) each of Buyer and its Affiliates (including, without limitation, ATC and, after the Closing, the Company) with respect to any claim for which Stockholder is an Indemnifying Party under Sections 9.01(a); or (2) Stockholder and his Affiliates with respect to claims for which Buyer and ATC are Indemnifying Parties under Sections 9.01(b).

          "INVENTORY" means all items of inventory notwithstanding how classified in the financial records of the Company, including all raw materials, work-in-process, finished goods, supplies, spare parts, samples, cores and stores of the Company.

          "IRS" means the Internal Revenue Service.

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          "KNOWLEDGE" means, with respect to the Company, all things actually known by any of Matthew Obeid, Susan West, Carmine Prisco, Chris Hart or Tom DeMille and, with respect to any other corporation, all things actually known to the executive officers of such corporation.

          "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

          "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

          "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Company or the Business that results in a material adverse effect on, or a material adverse change in, the Company or the Business taken as a whole.

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.

          "OUTSIDE DATE" means December 31, 1997.

          "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and Encumbrances specifically identified in the 1997 Balance Sheet; and (v) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; PROVIDED, HOWEVER, that to the extent that any such Encumbrance or Lien arose prior to the date of the 1997 Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Encumbrance or Lien shall not be a Permitted Lien unless adequate accrual for such Liability has been established therefor on the 1997 Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

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          "PERSON" means an individual, corporation, partnership,
association, trust, estate or other entity or organization, including a Governmental Authority.

          "PLAN AFFILIATE" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

          "PRIME RATE" means per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate (or reference rate). Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

          "PROHIBITED TRANSACTION" means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

          "TAX" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

          "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

          1.02 ADDITIONAL DEFINED TERMS. The following terms are defined in the Sections referred to below:


"1997 Balance Sheet" . . . . . . . . . . . . . . . . . . . . . . Section 3.08
"AAA Rules". . . . . . . . . . . . . . . . . . . . . . . . . Section 11.11(a)
"Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Annual Statements". . . . . . . . . . . . . . . . . . . . . . . Section 3.09
"ATC". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Business" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recital A
"Buyer Indemnitees". . . . . . . . . . . . . . . . . . . . . .Section 9.01(a)
"Buyer". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Closing Date" . . . . . . . . . . . . . . . . . . . . . . . .Section 2.02(a)
"Closing". . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.02(a)
"Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Distributions". . . . . . . . . . . . . . . . . . . . . . . .Section 3.10(h)
"Encumbrances" . . . . . . . . . . . . . . . . . . . . . . . .Section 3.11(a)
"Financial Statements" . . . . . . . . . . . . . . . . . . . . . Section 3.09

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"Indebtedness Certificate" . . . . . . . . . . . . . . . . . .Section 2.03(a)
"Insurance Policies" . . . . . . . . . . . . . . . . . . . . . . Section 3.23
"Intellectual Property Rights" . . . . . . . . . . . . . . . .Section 3.20(a)
"Interim Statements" . . . . . . . . . . . . . . . . . . . . . . Section 3.09
"Leased Real Property" . . . . . . . . . . . . . . . . . . . .Section 3.11(a)
"Leases" . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.11(b)
"Metran MA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Metran NY". . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Metran PA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Owned Real Property". . . . . . . . . . . . . . . . . . . . .Section 3.11(a)
"Permits". . . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.16(a)
"Personal Property Leases" . . . . . . . . . . . . . . . . . .Section 3.11(b)
"Proceedings". . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.14
"Real Property Leases" . . . . . . . . . . . . . . . . . . . .Section 3.11(b)
"Required Consents". . . . . . . . . . . . . . . . . . . . . .Section 3.16(b)
"Required Contractual Consent" . . . . . . . . . . . . . . . .Section 3.16(b)
"Required Governmental Approval" . . . . . . . . . . . . . . .Section 3.16(b)
"Scheduled Contracts". . . . . . . . . . . . . . . . . . . . .Section 3.15(a)
"Share Encumbrances" . . . . . . . . . . . . . . . . . . . . .Section 3.01(a)
"Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recital B
"Stockholder Indemnitees". . . . . . . . . . . . . . . . . . .Section 9.01(b)
"Stockholder". . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Subsequent Material Contract" . . . . . . . . . . . . . .Section 5.01(b)(iv)


                                   ARTICLE II
                                PURCHASE AND SALE

          2.01 PURCHASE OF SHARES FROM STOCKHOLDER. On the terms and subject to the conditions set forth herein, at the Closing Stockholder shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Share Encumbrances, and Buyer shall purchase, acquire and accept from Stockholder, all the Shares. At the Closing, Stockholder shall deliver to Buyer certificates evidencing the Shares duly endorsed for transfer and such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of the Shares to Buyer, free and clear of all Share Encumbrances. Buyer shall pay the purchase price for the Shares in accordance with the terms of Section 2.02(b). Such purchase price is allocated as follows: Metran MA--1.5%, Metran NY--78.5% and Metran PA--20.0%.

          2.02 CLOSING.

               (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Schupbach, Williams & Pavone, 401 Franklin Avenue, Garden City, New York on the date on which the last of the conditions to Closing set forth in Sections 8.01 and
8.02 have been satisfied or waived by the party or parties entitled to waive the same or such other date as to which Buyer and Stockholder may agree (the "Closing Date"); PROVIDED, HOWEVER, that, as provided in Section 10.01(d), Stockholder or Buyer may terminate this Agreement if the Closing shall not have been consummated by the Outside Date.

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               (b)  At the Closing Buyer shall pay to Stockholder, in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Stockholder, an aggregate amount equal to $7,172,545.82 minus the amount, if any, by which the Indebtedness as of the Closing Date exceeds $440,000.

          2.03 CALCULATION OF INDEBTEDNESS AND CLOSING BALANCE SHEET.

               (a) For purposes of determining the purchase price to be paid by Buyer pursuant to Section 2.02(b), the Company shall deliver at the Closing a certificate, executed by an officer of the Company, setting forth the Company's good faith estimate of the amount of Indebtedness as of the Closing Date, broken down by type of Indebtedness (the "Indebtedness Certificate"). As soon as practicable but in no event more than 45 days after the Closing Date, Stockholder shall cause to be prepared and delivered to Buyer a balance sheet of the Company as of the Closing Date, together with all supporting documentation, prepared in accordance with GAAP except for such adjustments as to which the parties agree. If Buyer disputes any aspect of such balance sheet and the parties are unable to resolve such dispute within 15 days of Buyer's notification to Stockholder of the nature of the dispute, the dispute shall be referred for final and conclusive resolution to Deloitte & Touch LLP or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Stockholder and Buyer. The fees and expenses of the accounting firm resolving the dispute shall be paid by Stockholder and/or Buyer as such firm shall determine.

               (b) If the amount of Indebtedness as of the Closing Date, as shown on the closing balance sheet (as finally determined pursuant to Section 2.03(a)), is other than as set forth in the Indebtedness Certificate, then:

                    (i) Stockholder shall pay to Buyer cash in the amount, if any, equal to the lesser of (A) the Indebtedness as of the Closing Date minus the amount set forth in the Indebtedness Certificate and (B) the Indebtedness as of the Closing Date minus $440,000; or

                    (ii) Buyer shall pay to Stockholder cash in the amount, if any, equal to the lesser of (A) the amount set forth in the Indebtedness Certificate minus the Indebtedness as of the Closing Date and (B) the amount set forth in the Indebtedness Certificate minus $440,000.

The payment called for by this Section 2.03(b), together with interest from the Closing Date to the date of payment at the Prime Rate, shall be made within five Business Days after the ultimate determination of the amount of Indebtedness as of the Closing Date and shall be in immediately available funds by wire transfer to an account designated in writing by the recipient.

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                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                           STOCKHOLDER AND THE COMPANY

          As an inducement to Buyer and ATC to enter into this Agreement and to consummate the transactions contemplated herein, Stockholder and the Company represent and warrant to Buyer and ATC as follows:

          3.01 REPRESENTATIONS REGARDING THE SHARES.

               (a) Stockholder has good and marketable title to the Shares free and clear of any and all covenants, conditions, restrictions (other than restrictions under federal or state securities laws), voting trust arrangements, rights of first refusal, options, Liens and adverse claims or rights whatsoever (collectively, "Share Encumbrances"), except as set forth in SCHEDULE 3.01; and on the Closing Date, Stockholder will have, and will deliver to Buyer, good and marketable title to the Shares free and clear of any and all Share Encumbrances (including without limitation those set forth in SCHEDULE 3.01).

               (b) Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the Shares. Upon consummation of the purchase contemplated hereby, Buyer will acquire from Stockholder good and marketable title to the Shares, free and clear of all Share Encumbrances except those created or permitted by Buyer.

          3.02 EXISTENCE AND POWER. Metran MA is a corporation duly organized and validly existing and in good standing under the laws of the State of Massachusetts, Metran NY is a corporation duly organized and validly existing and in good standing under the laws of the State of New York, and Metran PA is a corporation duly organized and validly existing and in good standing under the laws of the State of Pennsylvania. The Company has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on the Business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material. SCHEDULE 3.02, sets forth those states in which the Company is duly qualified to do business and in good standing.

          3.03 AUTHORIZATION. The execution, delivery and performance by the Company and Stockholder of this Agreement and the consummation thereby of the transactions contemplated hereby are within each of the Company's and Stockholder's powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed by the Company and Stockholder and constitutes the legal, valid and binding agreement of the Company and Stockholder, enforceable against each of them

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in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          3.04 NON-CONTRAVENTION. The execution, delivery and performance by the Company and Stockholder of this Agreement do not and will not (a) contravene or conflict with the charter or bylaws of the Company, true and correct copies of which have been delivered to Buyer, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company, Stockholder, the Business or the Shares, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under, any material Contract or any Permit or similar authorization relating to the Company, the Business or the Shares by which the Company, the Business or the Shares may be bound, or (d) result in the creation or imposition of any Lien on any assets of the Company(other than Permitted Liens) or any Share Encumbrance.

          3.05 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company and Stockholder of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on SCHEDULE 3.05 or SCHEDULE 3.16(b). To the Knowledge of the Company and Stockholder, there are no facts relating to the identity or circumstances of the Company or Stockholder that would prevent or materially delay obtaining any of the Required Consents.

          3.06 SUBSIDIARIES.  The Company does not have any subsidiaries.

          3.07 SUFFICIENCY OF AND TITLE TO ASSETS. The Company has, and as of the Closing Date will have, title to, or the right to use, all assets, whether tangible or intangible, necessary to operate the Business as a going concern.

          3.08 CAPITAL STOCK. The authorized capital stock of Metran MA consists solely of 15,000 shares of common stock, no par value, of which 100 shares are issued and outstanding on the date hereof; the authorized capital stock of Metran NY consists solely of 200 shares of common stock, no par value, of which 50 shares are issued and outstanding on the date hereof; and the authorized capital stock of Metran PA consists solely of 1,000 shares of common stock, no par value, of which 100 shares are issued and outstanding on the date hereof. All such issued and outstanding shares of Common Stock have been validly authorized and issued and are validly outstanding, fully paid and nonassessable. The Shares represent all of the issued and outstanding shares of the Company's capital stock and are owned beneficially and of record by Stockholder. Except as set forth on SCHEDULE 3.08, there are not, and on the Closing Date there will not be, outstanding (a) any options, warrants or other rights to purchase from the Company or any Person any capital stock of the Company, (b) any securities convertible into or exchangeable for shares of such stock or (c) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company.

          3.09 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as EXHIBIT A are true and complete copies of the consolidated balance sheet and related consolidated statement of operations and retained earnings for the Company as of and for the eight months ended August 31, 1997 (the "Financial Statements"). The balance sheet is referred to herein as the "1997 Balance Sheet." Each of the Financial Statements has been prepared based on the books and records of the Company in accordance with GAAP (except for the omission of footnote disclosure required by GAAP) and the Company's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition and results of operations of the Company as of the date indicated or for the period indicated.

          3.10 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.10, since the date of the 1997 Balance Sheet, the Business has been conducted in the ordinary course, and there has not been:

               (a) any event, occurrence, development or state of circumstances or facts or change in the Company or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Company or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

               (b) (i) any incurrence, assumption or guarantee of any Indebtedness for borrowed money by the Company, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by the Company, (iii) any change in any material Liability other than in the ordinary course of business, or (iv) any incurrence of any other Liability by the Company, other than in the ordinary course of business;

               (c) any creation, assumption or sufferance of the existence of any Lien on any of the Company's assets, other than Permitted Liens;

               (d) any material transaction or commitment made, or any material Contract entered into, by the Company, or any waiver, amendment, termination or cancellation of any material Contract by the Company, or any relinquishment of any rights thereunder by the Company, or of any other material right or debt owed to the Company, other than in each such case actions taken in the ordinary course of business consistent with past practice;

               (e) except for actions taken in the ordinary course of business consistent with the past practice of the Company that are not, in the aggregate, material, any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of the Company or any Associate of any of the foregoing, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of the Company or any Associate of any of the foregoing, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of the Company or any Associate of any of the foregoing, (iv) except as required by Applicable Law, increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of the Company or any Associate of any of the foregoing, (v) except as required by Applicable Law, change in the terms of any bonus, pension, insurance, health or other Benefit Plan of the Company, or (vi) representation of the Company to any employee or former employee of the Company that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

               (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any stockholder, director, officer or employee of the Company or to any Associate of any of the foregoing, except travel advances occurring in the ordinary course of business consistent with past practice;

               (g) any material change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by the Company of its current practices with regard to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

               (h) any distribution, dividend, bonus or other payment by the Company to any officer, director, or Affiliate of the Company or any of their respective Affiliates or Associates (collectively, "Distributions"), other than Distributions to Stockholder;

               (i) the entering into of any Contract or other arrangement between the Company and any officer, director or stockholder of the Company or any of their respective Affiliates or Associates; or

               (j) any payment, discharge or satisfaction of any Liabilities of the Company, other than payments, discharges or satisfactions in the ordinary course of business.

          3.11 PROPERTIES; LEASES; TANGIBLE ASSETS.

               (a) The Company does not own any real property or have a leasehold interest in any real property other than the real property identified on SCHEDULE 3.11(a) (the "Owned Real Property" and the "Leased Real Property," respectively), which constitutes all of the real property used in the Business. The Company has a good and valid leasehold interest in the Leased Real Property and the property subject to the Personal Property Leases and has good and valid title to the Owned Real Property and its other tangible assets. The Company holds title to each such property and asset free and clear of all Liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except the Leases and Permitted Liens.

               (b)  SCHEDULE 3.11(b) sets forth a true and complete list of
(i) all personal property leases or licenses (A) to which the Company is a party or by which the Company is bound and (B) that provide for annual payments by the Company in excess of

$10,000 that cannot be terminated without charge by the Company within 30 days (the "Personal Property Leases") and (ii) all leases or licenses of Leased Real Property that provide for annual payments by the Company in excess of $10,000 that cannot be terminated without charge by the Company within 30 days (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases"). With respect to the Leases, except as set forth on SCHEDULE 3.11(b), there exist no defaults by the Company, or, to the Knowledge of the Company, any default or threatened default by any lessor or third party thereunder, that has materially affected or could reasonably be expected to materially affect the rights and privileges thereunder of the Company. Assuming the Required Consents are obtained, the consummation of the transactions contemplated hereby will not result in a breach of, or give any Person the right to terminate, any Lease to which the Company is a party with non-Affiliates or by which it is bound.

               (c) Except as disclosed in SCHEDULE 3.11(c) or SCHEDULE 3.22(c), the Company has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to detrimentally affect the use or operation of any Leased Real Property, nor has the Company received notice of any special assessment proceedings affecting the Leased Real Property, or applied for any change to the zoning or land use status of the Leased Real Property.

          3.12 AFFILIATES.

               (a) Except as set forth in SCHEDULE 3.12, neither the Company nor Stockholder or any officers or directors of the Company (or any immediate family member of any such officer or director) now has or at any time subsequent to December 31, 1995, had, either directly or indirectly, an equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to the Company or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company of a material nature or amount; PROVIDED, HOWEVER, that neither the Company, nor Stockholder nor any of the Company's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than 5.0% of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

               (b) Except as set forth in SCHEDULE 3.12, neither the Company nor Stockholder or any officers or directors of the Company (or any immediate family member of any such officer or director) now is or at any time subsequent to December 31, 1995, was, a party to any contract, commitment or agreement to which the Company is or during such period was a party or under which the Company is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through the Company.

          3.13 INVENTORIES. Subject to any reserve therefor that is included in the 1997 Balance Sheet and except as disclosed in SCHEDULE 3.13, all Inventories of the Company (a) have been acquired or manufactured in the ordinary course of business, in accordance with the Company's normal inventory practices; (b) are of a quality usable (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency; and (c) are in merchantable and undamaged condition and meet customer specifications.

          3.14 LITIGATION. Except as disclosed on SCHEDULE 3.14, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of the Company or Stockholder, threatened, against or affecting the Company, the Business, Stockholder or the Shares or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Company or Stockholder from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Company, the Business, Stockholder or the Shares.

          3.15 CONTRACTS.

               (a) SCHEDULE 3.15(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of the Company (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

                    (i) each Contract between the Company and (A) each present or former director, officer or other member of management or other personnel of the Company, (B) any supplier of services or products to the Company whose dollar volume of sales to the Company exceeded $10,000 in 1996 or is expected to exceed $10,000 in 1997, and (C) any Person in which the aggregate payments made to the Company under such Contract exceeded $10,000 in 1996 or is expected to exceed $10,000 in 1997;

                    (ii) each other agreement or arrangement of the Company that (A) requires the payment or incurrence of Liabilities or the rendering of services by the Company, subsequent to the date of this Agreement, of more than $10,000 and (B) cannot be terminated without charge by the Company within 30 days;

                    (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                    (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

                    (v) to the extent that any of the following provide for annual payments by the Company in excess of $10,000 and cannot be terminated without charge by the Company within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which the Company is a party or by which the Company is otherwise bound; and

                    (vi) all other material contracts, commitments and obligations that are not in the ordinary course of the Business.

               (b) Except as disclosed in SCHEDULE 3.15(b), each Scheduled Contract and Subsequent Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company and Stockholder, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against the Company and, to the Knowledge of the Company and Stockholder, each such other party in accordance with its terms, and neither the Company nor, to the Knowledge of the Company and Stockholder, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each written Scheduled Contract have been delivered to Buyer.

               (c) SCHEDULE 3.15(c) sets forth a list (by name and address) of the 10 largest customers of and the 10 primary vendors providing services to the Company from January 1, 1997 to November 12, 1997 together with the approximate dollar amount of sales by or services provided to the Company during said period.

          3.16 PERMITS; REQUIRED CONSENTS.

               (a) SCHEDULE 3.16(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Business or the Company's assets in substantially the same manner as currently operated or affecting or relating in any way to the Business or such assets (the "Permits").

               (b) SCHEDULE 3.16(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by the Company or Stockholder by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by the Company or Stockholder by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Except as set forth in
SCHEDULE 3.16(a) OR (b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

          3.17 COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in
SCHEDULE 3.17, the operation of the Business has not violated or infringed, and does not violate or infringe, any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority.

          3.18 EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE
BENEFITS.

               (a) SCHEDULE 3.18 sets forth all Benefit Plans. The Company has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer. The Company has made available to Buyer a copy of the three (3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

               (b) Except as set forth on SCHEDULE 3.18, neither the Company nor any ERISA Affiliates of the Company sponsors or has within the last five years sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

               (c) Except as set forth in SCHEDULE 3.18, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

               (d) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither the Company nor any ERISA Affiliates of the Company has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of the Company or Stockholder, is there a basis for any such claim. No officer, director or employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

               (e) Other than routine claims for benefits, there is no claim pending or to the Knowledge of the Company threatened, involving any Benefit Plan by any Person against such plan or the Company or any ERISA Affiliate. There is no pending or, to the Knowledge of the Company or Stockholder, threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

               (f) Except as set forth on SCHEDULE 3.18, each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code, including, but not limited to, all applicable reporting and disclosure requirements.
The Company and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and the Company and each ERISA Affiliate shall continue to do so through the Closing.

               (g) With respect to any Group Health Plans maintained by the Company or its ERISA Affiliate, whether or not for the benefit of the Company and its ERISA Affiliate, the Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. The Company is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including, without limitation, any Group Health Plan, or pursuant to any agreement or understanding.

          3.19 LABOR AND EMPLOYMENT MATTERS.

               (a) Except as set forth on SCHEDULE 3.19, no collective bargaining agreement exists that is binding on the Company and, except as described on SCHEDULE 3.19, no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. SCHEDULE 3.19 describes any organizational effort currently being made or, to the Knowledge of the Company or Stockholder, threatened by or on behalf of any labor union to organize any employees of the Company.

               (b) Except as set forth on SCHEDULE 3.19, (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of the Company or Stockholder, threatened against or directly affecting the Business, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) neither the Company nor Stockholder nor any of their Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company.

               (c) The Company has complied and is currently complying, in all material respects, in respect of all employees of the Company, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines. Except as set forth on SCHEDULE 3.19, since January 1, 1994 the Company has not received any citation or other notification for the violation of occupational and health safety laws or regulations.

               (d) All individuals who are performing or have performed services for the Company and are or were classified by the Company as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

          3.20 INTELLECTUAL PROPERTY.

               (a) SCHEDULE 3.20 sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to the Business or held by the Company (the "Intellectual Property Rights").

               (b) Except as disclosed in SCHEDULE 3.20, the Company has not during the three years preceding the date of this Agreement been a party to any Proceeding nor, to the Knowledge of the Company or Stockholder, is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to the Company that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in SCHEDULE 3.20, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company, or restricting the licensing thereof by the Company to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

               (c) Except as set forth in SCHEDULE 3.20, the Company either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment or Inventory an implied license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names and copyrights that are necessary for the conduct of the Business in the manner that the Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted.

          3.21 ADVISORY FEES. Except for Buckingham (whose fees and expenses will be paid by Stockholder), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Company, Stockholder or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

          3.22 ENVIRONMENTAL COMPLIANCE.

               (a) Except as disclosed in SCHEDULE 3.22, the Company has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law. SCHEDULE 3.22 sets forth all material permits, licenses and other authorizations issued under any Environmental Law to the Company.

               (b) Except as disclosed in SCHEDULE 3.22, the Company is in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws and is also in compliance in all respects with all other material limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

               (c) Except as disclosed in SCHEDULE 3.22, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting the Company or the Business that could reasonably be expected to prevent, or make more expensive, continued compliance with any Environmental Law by Buyer or the Company after the Closing, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law,
(ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

          3.23 INSURANCE.

               (a) SCHEDULE 3.23 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the Company (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. SCHEDULE
3.23 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. No cancellation or material amendment or increase of premiums is pending or, to the Knowledge of the Company or Stockholder, threatened with respect to any of the Insurance Policies.

               (b) No insurance company that issued any Insurance Policy, Board of Fire Underwriters or similar body, or Governmental Authority has issued a recommendation or requirement for any changes in the conduct of the Business or any repairs or other work to be done on or with respect to any assets of the Company.

          3.24 TAX MATTERS.  Except as set forth on SCHEDULE 3.24:

               (a) The Company has timely filed all Tax Returns required to have been filed by it, and has paid or accrued all Taxes due to any taxing authority (whether or not shown on any Tax Return) with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date; and all such Tax Returns are true, correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

               (b) The Company has not received notice that the IRS or any other taxing authority has asserted against the Company any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of the Company's assets.

               (c) The Company is not a party to an agreement extending the time within which to file any Tax Return or extending the statute of limitations for any period with respect to any Tax to which the Company may be subject. No claim has ever been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (d) The Company has withheld or collected and paid over all Taxes required to have been withheld or collected and paid over in connection with amounts or paid or owing to, or received from, any employee, independent contractor, creditor, stockholder, or other Person;

               (e) The Company has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

               (f) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

               (g) None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, with the meaning of
Section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.

               (h) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

               (i) The Company does not have any liability for Taxes of any person (1) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (2) as a transferee or successor,
(3) by contract or (4) otherwise.

               (j) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during any applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (k) The Company does not have any unpaid liability for Taxes under Sections 1363(d), 1374, or 1375 of the Code (or any successor or predecessor provision) or any similar provision of state or local law for any period on or prior to or including the Closing Date, except for any such liability as may arise as a result of the consummation of the transactions contemplated by this Agreement.

          (l) Each of Metran MA, Metran NY and Metran PA has made and continues to have in effect a valid and timely election to be treated as an "S corporation" under Section 1361 ET. SEQ. of the Code (and any corresponding provisions of all applicable state and local income tax laws) for all taxable years beginning on and after August 30, 1996, January 1, 1987 and April 24, 1990, respectively (which are the dates each elected to be treated as an S corporation), and each of Metran MA, Metran NY and Metran PA will be treated as an S corporation under the Code and all such state and local tax laws for all taxable years or portions thereof ending on or prior to the Closing Date.

     3.25 DISTRIBUTIONS TO STOCKHOLDER.  Except as set forth on
SCHEDULE 3.25, the Company has not made any Distributions to Stockholder since December 31, 1996.

     3.26 MATERIAL DISCLOSURES. No statement, representation or warranty made by the Company or Stockholder in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Matters disclosed on one or more schedules attached hereto and made a part hereof shall be deemed to have been disclosed on each and every relevant schedule to the extent necessary to make any other statement, representation or warranty contained herein not misleading.

                                       ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER AND ATC

     As an inducement to Stockholder and the Company to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and ATC hereby represent and warrant to Stockholder and the Company that:

     4.01 ORGANIZATION AND EXISTENCE. Each of Buyer and ATC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Each of Buyer and ATC is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

     4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and ATC of this Agreement and the consummation by Buyer and ATC of the transactions contemplated hereby are within the corporate powers of Buyer and ATC and have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding agreement of each of Buyer and ATC, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

     4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and ATC of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

     4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer and ATC of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or ATC, or (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or ATC.

     4.05 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from the Company or Stockholder any of his Affiliates upon consummation of the transactions contemplated by this Agreement.

     4.06 LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer or ATC, threatened against or affecting, Buyer or ATC before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                       ARTICLE V
                         COVENANTS OF STOCKHOLDERS AND METRAN

     5.01 CONDUCT OF THE BUSINESS; DISTRIBUTIONS. From the date hereof until the Closing Date, the Company shall, and Stockholder shall cause the Company to, conduct the Business in the ordinary course and in substantially in the same manner as it has prior to the date of this Agreement and agrees, other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which shall not be unreasonably withheld. The Company shall use its reasonable efforts to preserve intact the Business and the business organizations and relationships and goodwill of the Company with third parties and keep available the services of the present officers, employees, agents and other personnel of the Company. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

          (a) The Company will, and Stockholder will cause the Company to:

              (i) (A) maintain the assets of the Company in the ordinary course of business consistent with past practice in operating order and condition, reasonable wear and tear excepted, (B) promptly repair, restore or replace any assets of the Company in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the assets of the Company, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the assets of the Company before such event or set such proceeds aside for application by the Company after the Closing, (D) use its best efforts to obtain, prior to the Closing Date, all Required Consents, and (E) take all actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

              (ii) comply with all material Applicable Laws;

             (iii) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions,
(B) the commencement of any Proceeding by or against the Company or Stockholder, or the Company or Stockholder becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, and (C) the occurrence of any breach by the Company or Stockholder of any representation or warranty, or any covenant or agreement, contained in this Agreement.

          (b) without Buyer's prior consent, the Company will not, and Stockholder shall not permit the Company to, do any of the following and will not agree to:

              (i) purchase or otherwise acquire assets from any other Person other than in the ordinary course of business;

             (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the assets of the Company, including Leased Real Property, except in the ordinary course of business;

            (iii) enter any agreement or arrangement that requires or allows payment, acceleration of payment or incurrence of Liabilities, or the rendering of services by the Company outside the ordinary course of business;

             (iv) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by the Company after the date hereof which, if in existence on the date hereof, would be required to be set forth in the SCHEDULE 3.15(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

              (v) make or commit to make any capital expenditure, or group of related capital expenditures, in excess of $10,000, other than capital expenditures expressly required under any Scheduled Contract;

             (vi) enter into or commit or propose to enter into any Subsequent Material Contract;

            (vii) make any distribution, dividend, bonus or other payment to any officer, director, stockholder or Affiliate of the Company or any of their respective Affiliates or Associates, except (A) as otherwise required by this Agreement or (B) as set forth on SCHEDULE 5.01;

           (viii) (A) create, incur, assume, or guarantee any indebtedness for borrowed money or (B) incur any Liability relating to a documentary or standby letter of credit, other than in the ordinary course of business where the aggregate dollar amount of all of the foregoing does not exceed $10,000;

             (ix) except as set forth on SCHEDULE 5.01, (A) increase the rate or terms of compensation payable or to become payable to its employees except in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Plan or Benefit Arrangement, (D) enter into any employment agreement with or for the benefit of any Person, or (E) increase the rate of compensation under or otherwise change the terms of any Employment Agreement set forth in SCHEDULE 3.15(a);

              (x) repay any Long-Term Debt other than scheduled payments that are required to be made during such period so as not to be in default with respect to such Long-Term Debt; and

             (xi) issue or sell any (A) shares of capital stock of the Company, (B) options, warrants or other rights to purchase from the Company shares of its capital stock, (C) securities convertible into or exchangeable for shares of its capital stock or (D) any other commitments of any kind for the issuance or sale of additional shares of capital stock or options, warrants or other securities of the Company.

     5.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, the Company will, and Stockholder will cause the Company to, and Stockholder will, promptly: (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to the Company or the Business upon reasonable prior notice, (b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such information relating to the Company or the Business as Buyer may reasonably request and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of the Company and Stockholder to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their investigation of the Company and the Business. Such investigation shall include, but shall not be limited to:

              (i)  A business and financial performance review of the Business;

             (ii) A review of the financial statements and tax returns of the Company;

            (iii) An environmental review as to the presence and nature of any Hazardous Substance in or on any real property owned or leased by the Company; and

             (iv) A standard legal due diligence examination relating to the Company and the Business.

     5.03 COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Stockholder shall comply at his own expense with all conditions and requirements affecting the Company set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and the Company and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer and the Company.

     5.04 MAINTENANCE OF INSURANCE POLICIES. Between the date hereof and the Closing Date, the Company shall not, and Stockholder shall cause the Company to not, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the assets of the Company or the Business with respect to the period of time ending on the Closing Date.

     5.05 CONFIDENTIALITY.

          (a) The Company and Stockholder will, and will cause their representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than the Company, Stockholder or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information available to the Company or Stockholder on a non-confidential basis prior to its disclosure pursuant to this Agreement, (iii) information that is required to be disclosed by Applicable Law, (iv) information required to be disclosed to obtain any Required Consents, or (v) any disclosure of such information in litigation between the parties hereto in the course of such litigation.

          (b) In the event that the Closing fails to take place and this Agreement is terminated, the Company and Stockholder, upon the written request of Buyer, will, and will cause their representatives to, promptly deliver to Buyer any and all documents or other materials furnished by Buyer or any of its Affiliates to the Company or Stockholder in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer to the Company or Stockholder shall be destroyed by the Company and Stockholder or shall be turned over to Buyer, and the Company and Stockholder shall confirm to Buyer in writing that all such materials have been turned over or destroyed. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          (c) The parties hereto recognize and agree that in the event of a breach of this Section 5.05, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of this Section 5.05, Buyer and its Affiliates shall be entitled to an injunction restraining the Company and Stockholder from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer and its Affiliates may otherwise have under Applicable Law.

     5.07 CAPITAL CONTRIBUTION OF CERTAIN DEBT. Prior to the Closing Date, Stockholder shall contribute to the Company all Indebtedness then owed by the Company to Stockholder, other than accrued payroll, and such Indebtedness will ceased to be outstanding.

     5.08 Pennsylvania FACILITY. Prior to the Closing Date, Metran PA shall distribute to Stockholder all of Metran PA's right, title and interest in and to its facility located at 606 State Road, Croydon, Pennsylvania (the "Pennsylvania Facility") and Stockholder will assume the outstanding balance of the mortgage relating to the Pennsylvania Facility and all property taxes and assessments relating thereto. Stockholder shall obtain from the mortgage holder a complete release of Metran PA under such mortgage.

                                       ARTICLE VI
                               COVENANTS OF BUYER AND ATC

     6.01 CONFIDENTIALITY.

          (a) Buyer and ATC will, and will cause their representatives to, treat any data and information obtained with respect to the Company or Stockholder from any representative, officer, director or employee of the Company or Stockholder, or from any books or records of the Company or Stockholder in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Buyer or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation,
(ii) information available to Buyer, its Affiliates or representatives on a non-confidential basis prior to its disclosure pursuant to this Agreement,
(iii) information that is required to be disclosed by Applicable Law,
(iv) information required to be disclosed to obtain any Required Consents;
(v) any information that is disclosed by Buyer or its Affiliates to any of their actual or prospective lenders in connection with financing the transactions contemplated by this

Agreement; or (vi) any information that is disclosed by Buyer after the Closing shall have occurred; PROVIDED, HOWEVER, that in the event the Closing has occurred, this Section 6.01(a) shall cease to be effective with respect to any data and information obtained with respect to the Company.

          (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer, upon the written request of the Company, will, and will cause their representatives to, promptly deliver to the Company any and all documents or other materials furnished by the Company or Stockholder to Buyer in connection with this Agreement without retaining any copy thereof. In event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the Company or Stockholder to Buyer shall be destroyed by Buyer or shall be turned over to the Company, and Buyer shall confirm to the Company and Stockholder in writing that all such materials have been turned over or destroyed. No failure or delay by the Company and Stockholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          (c) The parties hereto recognize and agree that in the event of a breach of this Section 6.01, money damages would not be an adequate remedy to the Company and Stockholder for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by the Company and Stockholder therefrom. Accordingly, if there should be a breach or threatened breach of this
Section 6.01, the Company and Stockholder shall be entitled to an injunction restraining Buyer from any breach without showing or proving actual damage sustained by the Company and Stockholder. Nothing in the preceding sentence shall limit or otherwise affect any remedies that the Company and Stockholder may otherwise have under Applicable Law.

     6.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the Closing Date until December 31, 2002, the Company will, and Buyer will cause the Company to, and Buyer will, promptly: (a) furnish to Stockholder and his counsel, financial advisors, auditors and other authorized representatives such information relating to the Company or the Business as Stockholder may reasonably request in connection with the preparation of Tax Returns and (b) instruct the directors, officers, employees, counsel, auditors and financial advisors of the Company and Buyer to cooperate in all reasonable respects with Stockholder and his counsel, financial advisors, auditors and other authorized representatives in connection with the preparation of Tax Returns. After the Closing Date, in the event that the Company intends to destroy any documents that contain or otherwise reflect information in connection with the Business for any period prior to the Closing Date, the Company will provide written notice to Stockholder of its intention to destroy such documents and provide Stockholder with the opportunity to request that such documents instead be delivered to Stockholder. Any information or documents provided to Stockholder pursuant to this Section 6.02 shall be held by Stockholder pursuant to Section 5.05.

                                       ARTICLE VII
                                COVENANTS OF ALL PARTIES

     7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer, ATC, the Company and Stockholder agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     7.02 CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act.

     7.03 PUBLIC ANNOUNCEMENTS. Up to (and including) the Closing Date, the parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto, unless such party reasonably concludes that such release of information is required by Applicable Law or Nasdaq regulations, and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

     7.04 ADMINISTRATION OF ACCOUNTS. All payments and reimbursements received by Stockholder after the Closing Date from any third party in the name of or to the Company shall be held by Stockholder in trust for the benefit of the Company and, immediately upon receipt by Stockholder of any such payment or reimbursement, Stockholder shall pay, or cause to be paid, over to the Company the amount of such payment or reimbursement without right of set off.

     7.05 TAXES.

          (a) All sales, value added, use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares shall be borne by Buyer and all transfer and similar Taxes imposed in connection with the sale of the Shares shall be borne by Stockholder.

Except as provided in the preceding sentence and Section 7.05(e)(iii), all other Taxes relating to the sale of the Shares shall be borne by Stockholder.

          (b) (i) Stockholder shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of the Company with respect to income taxes imposed by the Federal government or any state or political subdivision thereof for all periods ending on or prior to the Closing Date, and, after the Closing Date, the Company shall, and Buyer shall cause the Company to, provide reasonable access to such books and records of the Company as necessary to prepare such Tax Returns which may be reviewed and copied at Stockholder' sole expense. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Tax Returns; PROVIDED, HOWEVER, that Stockholder shall provide Buyer with draft Tax Returns of the Company with respect to income taxes imposed by the Federal government or any state or any political subdivision thereof for the short taxable year ending on the Closing Date at least 20 days prior to the due date for filing such Tax Returns. In the event Buyer has any objection to any items set forth on such draft Tax Returns, Buyer and Stockholder agree to consult and resolve in good faith any such objections, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in a manner substantially consistent with the past practices with respect to such items.

             (ii) Buyer shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of the Company for any taxable period beginning after the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Tax Returns.

          (c) (i) After giving effect to all payments in respect thereof which have been made or accrued (to the extent that such accrued Taxes arise in the ordinary course of business and are not income Taxes) prior to the Closing Date, Stockholder shall be responsible and liable for the timely payment of any unpaid Taxes imposed on or with respect to the properties, income and operations of the Company for all periods ending on or prior to the Closing Date.

             (ii) Buyer shall be responsible and liable for the timely payment of all Taxes imposed on or with respect to the properties, income and operations of the Company for all periods beginning after the Closing Date.

          (d) (i) Stockholder, at his sole expense, shall have the exclusive authority to represent the Company before any taxing authority or any court regarding the Tax consequences of the operations of the Company for all periods ending on or prior to the Closing Date; PROVIDED, HOWEVER, that Stockholder shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax Liability of the Company for any period beginning after the Closing Date without the prior written consent of Buyer, which shall not be unreasonably withheld. Stockholder shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any Tax Liability of the Company for all taxable periods.

                    (ii) Except as provided in Section 7.05(d)(i), Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the Company; PROVIDED, HOWEVER, that with respect to any audit or examination by any taxing authority regarding the Tax consequences of the operations of the Company for all periods ending on or prior to the Closing Date, the Company shall, and Buyer shall cause the Company to, notify Stockholder thereof and keep them reasonably informed, and PROVIDED FURTHER, that Buyer shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax Liability of the Company or Stockholder for any period ending prior to the Closing Date without the prior written consent of Stockholder, which shall not be unreasonably withheld.

               (e) (i) If Buyer, in Buyer's sole discretion, shall request, Stockholder shall (A) join Buyer in making the election permitted to be made under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law (the "Section 338(h)(10) Elections"), (B) cooperate with Buyer to take all actions necessary to effect and preserve timely such Section 338(h)(10) Elections in accordance with Treasury Regulation Section 1.338(h)(10) (and any comparable provisions of state and local law and any successor provisions thereto) and (C) take no position inconsistent with treating the purchase of the capital stock of the Company as a Section 338(h)(10) Election. Stockholder shall assist Buyer in the preparation of Form 8023-A and any accompanying schedules required under
Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law and Stockholder agrees that Buyer may make any determination or election required or permitted to be made in connection with the Section 338(h)(10) Elections. Stockholder shall execute Form 8023-A and any accompanying schedules and such other documents or forms at the Closing or at such other time as Buyer may request or as required by the Code in order to effectuate the Section 338(h)(10) Elections. Buyer and Stockholder shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, Form 8023-A and any accompanying schedules and such other documents and forms as are requested by Buyer to effectuate the Section 338(h)(10) Elections.

                    (ii) Stockholder shall indemnify and hold harmless Buyer and its Affiliates in respect of Damages resulting from the Section 338(h)(10) Election being invalid or unavailable due to any of Metran MA, Metran NY and/or Metran PA not being treated as an "S corporation" under the Code.

                    (iii) Buyer agrees that if the Section 338(h)(10) Elections are made, Buyer will pay Stockholder an amount equal to the excess of (A) all federal and state income taxes payable solely as a result of the transactions contemplated by this Agreement including the making of the
Section 338(h)(10) Elections and an additional amount necessary to make Stockholder whole as a result of the taxes created by this Section 7.05(e)(iii) over (B) the federal and state income taxes that would be payable by Stockholder solely as a result of the transactions contemplated by this Agreement, assuming no Section 338(h)(10) Elections are made, determined in a manner consistent with the Company's prior tax accounting practice.

        7.06 LEASE. At the Closing, Stockholder, as lessor, will enter into a lease in the form of EXHIBIT B hereto with Metran PA, as lessee, for the Pennsylvania Facility. The monthly rental rate for such lease shall be equal to the "market rate" as established by a MAI appraiser selected by the mutual agreement of Stockholder and Buyer and having experience in appraising properties in the Philadelphia area. The appraiser may not be Associated With the Company, Stockholder, Buyer or ATC. The fee of the appraiser shall be shared equally by Buyer on the one hand and Stockholder on the other.

                              ARTICLE VIII
                         CONDITIONS TO CLOSING

        8.01 CONDITIONS TO OBLIGATION OF BUYER AND ATC. The obligation of Buyer and ATC to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) the Company and Stockholder shall each have performed and satisfied in all material respects each of their material obligations hereunder required to be performed and satisfied by any of them on or prior to the Closing Date, (ii) each of the representations and warranties of the Company and Stockholder contained in this Agreement shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date and
(iii) Buyer shall have received certificates signed by Stockholder and a duly authorized executive officer of the Company to the foregoing effect and to the effect that the conditions specified within this Section 8.01 have been satisfied.

               (b) All Required Consents (including such consents as are required under Subsequent Material Contracts) shall have been obtained without the imposition of any conditions that are or would become applicable to the Company, the Business, the Shares, Buyer or any of its Affiliates after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon the Company, the Business, the Shares, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date. All such Required Consents shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Consent; all applicable waiting periods with respect to such Required Consents shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that Buyer in good faith determines would be materially burdensome upon the Company, the Business, the Shares, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as such businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

               (d) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in the Company or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Company or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

               (e) Stockholder shall have executed and delivered to Buyer a Noncompetition Agreement in the form of EXHIBIT C hereto.

               (f) Stockholder shall have executed and delivered to Buyer an Employment Agreement in the form of EXHIBIT D hereto.

               (g) Stockholder, as lessor, shall have executed and delivered to Metran PA the lease agreement called for by Section 7.06.

               (h) Buyer shall have received an opinion of Schupbach, Williams & Pavone in a form reasonably acceptable to Buyer.

               (i) As of the Closing Date, there shall exist no Liens on any assets of the Company, other than Permitted Liens, nor any Share Encumbrances.

        8.02 CONDITIONS TO OBLIGATION OF STOCKHOLDER. The obligation of Stockholder to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Buyer shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and the aggregate effect of all failures to perform or satisfy all obligations of Buyer on or prior to the Closing Date shall not be materially adverse to Stockholder; (ii) the representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Stockholder shall have received a certificate signed by a duly authorized executive officer of Buyer to the foregoing effect and to the effect that to such officer's Knowledge the conditions specified within this Section 8.02 have been satisfied.

               (b) All material Required Consents (including such consents as are required under Subsequent Material Contracts) for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Stockholder or any of their respective Affiliates after the Closing that Stockholder in good faith reasonably determine would be materially burdensome upon such Person. All such Required Consents that relate to Stockholder' sale of the Shares shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Stockholder' good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Consent. All applicable waiting periods with respect to such Required Consents shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Required Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) The sale and transfer contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing.

               (d) Buyer shall have executed and delivered to Stockholder an Employment Agreement in the form of EXHIBIT D hereto.

               (e) the Company, as lessee, shall have executed and delivered to Stockholder the lease agreements called for by Section 7.06.

               (f) Stockholder shall have received an opinion of Joseph Salamunovich, Esq. in a form reasonably acceptable to Stockholder.

                                 ARTICLE IX
                              INDEMNIFICATION

        9.01 AGREEMENT TO INDEMNIFY.

               (a) Subject to the limitations provided herein, ATC and the direct and indirect subsidiaries of ATC (including Buyer and, after the Closing has occurred, the Company) (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this
Article IX by Stockholder in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of the Company or Stockholder in this Agreement or (ii) in connection with any Environmental Liability other than Excluded Environmental Liabilities. The aggregate liability of Stockholder under this Section 9.01(a) shall not exceed the purchase price paid for the Shares pursuant to Section 2.02(b), except in the case of Damages due to Stockholder's fraud or willful misconduct.

               (b) Stockholder and his Affiliates (collectively the "Stockholder Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Buyer and ATC in respect of any and all Damages reasonably and proximately incurred by any Stockholder Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer or ATC in this Agreement or (ii) the Company's conduct of the Business after the Closing.

               (c) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification hereunder from Stockholder unless and until the claims in the aggregate exceed $20,000, provided that if such threshold is exceeded, Buyer Indemnitees may seek indemnification hereunder for any and all claims.

               (d) From and after the Closing Date, the Company shall have no liability to Stockholder for contribution or reimbursement due to, or other Damages arising out of, liability incurred by Stockholder pursuant to
Section 9.01(a) notwithstanding that such liability may have arisen out of a misrepresentation or breach by the Company.

        9.02 SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS.

               (a) Except as hereinafter provided in this Section 9.02, all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire on the second (2nd) anniversary of the Closing Date.

               (b) Notwithstanding Section 9.02(a), the representations, warranties, covenants, agreements and obligations of Stockholder as an Indemnifying Party shall survive the Closing Date until the expiration of 60 days following any applicable statute of limitations, including extensions thereof with respect to: (i) the inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Stockholder in this Agreement arising out of fraud or willful misconduct; (ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.17 and 3.24 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct; and (iii) the breach or failure to perform by Stockholder after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement or in the Exhibits attached hereto.

               (c) Notwithstanding Section 9.02(a), the representations and warranties of Stockholder contained in Section 3.22 (except for any inaccuracy or misrepresentation arising out of fraud or willful misconduct) and Stockholder's obligation to indemnify the Buyer Indemnitees against Environmental Liabilities shall survive the Closing Date until the expiration of the fifth (5th) anniversary of the Closing Date.

               (d) Notwithstanding Section 9.02(a), each of the following representations, warranties, covenants, agreements and obligations of Buyer and ATC as Indemnifying Parties shall survive the Closing Date until the expiration of 60 days following the applicable statute of limitations, including extensions thereof: (i) any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Buyer or ATC in this Agreement arising out of fraud or willful misconduct; and (ii) the breach or failure to perform by Buyer or ATC after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement or in the Exhibits attached hereto.

               (e) The expiration of any representation, warranty, covenant, agreement or obligation pursuant to this Section 9.02 shall not relieve an Indemnifying Party of his or its obligation with respect to any claim of breach of such representation, warranty, covenant, agreement or obligation asserted prior to such expiration.

        9.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. The Indemnifying Party shall have 30 days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or
(b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 30-day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within 30 days following such objection

(or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to arbitration pursuant to
Section 11.11.

        9.04 DEFENSE OF CLAIMS.

               (a) In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may, subject to Section 9.04(b), assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. Prior to the assumption by an Indemnifying Party of the defense of any claim or Proceeding, the Indemnitee may make such appearances and filings with respect thereto as the Indemnitee reasonably determines to be necessary or appropriate. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee, PROVIDED that (i) the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (ii) the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business, and (iii) a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), such Indemnitee may defend against such claim or Proceeding.

               (b) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if, in the reasonable opinion of the Indemnitee, (i) such claim or Proceeding involves an issue or matter that, if determined adversely to the Indemnitee, is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, or
(ii) there is one or more legal defenses available to the Indemnitee that conflict with those available to an

Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding, (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal, (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (z) the maximum liability of the Indemnifying Parties pursuant to Section 9.01(a) and any such settlement shall expressly release the Indemnifying Parties from any further liability with respect to the claim.

               (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to
Section 9.04(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate, PROVIDED that such settlement expressly releases the Indemnifying Parties from any further liability with respect to the claim. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                ARTICLE X
                               TERMINATION

        10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a)  by mutual written agreement of all of the parties hereto;

               (b) by a party at any time following the expiration of 15 days from the date that such party has given notice to another party of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by the recipient of such notice contained in this Agreement that, if not cured prior to the Closing Date, would give the notifying party grounds not to close under Section 8.01 when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which the notifying party shall have given notice to previously pursuant to this clause (b); PROVIDED, HOWEVER, that no termination under this clause (b) shall take effect if such inaccuracies, misrepresentations or breaches shall have been cured in all material respects within such 15-day period;

               (c) by a party at any time following the expiration of 15 days from the date that such party has given written notice to another party of the failure by recipient of such notice to perform and satisfy in any material respect any of his or its material obligations under this Agreement required to be performed and satisfied by him or it on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of the recipient of such notice under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (c) shall take effect if such breaches or failures shall have been cured in all material respects within such 15-day period;

               (d) by any party hereto, if the Closing shall not have been consummated by the Outside Date; PROVIDED, HOWEVER, that a party may not terminate this Agreement pursuant to this clause (d) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; or

               (e) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

        10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination, except that if Stockholder terminate this Agreement pursuant to
Section 10.01(g), they will not be liable for Damages relating to the breaches giving rise to their right of termination. The provisions of Sections 5.05, 6.01, 10.02, 11.01, 11.03, 11.05 11.07, 11.08, 11.10, 11.11
and 11.12 shall survive any termination of this Agreement pursuant to Article
X.

                              ARTICLE XI
                            MISCELLANEOUS

        11.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given
(i) when delivered by personal delivery, (ii) two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) the day following being sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, or (iv) once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above:

                         If to the Company or Stockholder:

                              Matthew Obeid
                              5 Lloyd Haven Drive
                              Huntington, NY  11743

                              with a copy to:

                              Schupbach, Williams & Pavone
                              401 Franklin Avenue
                              Garden City, NY  11530
                              Telecopier No.:  (516) 742-4211
                              Attn:  Arthur C. Schupbach, Esq.

                         If to Buyer or ATC:

                              Aftermarket Technology Corp.
                              900 Oakmont Lane, Suite 900
                              Westmont, Illinois  60559
                              Telecopier No:  (630) 455-2650
                              Attn:  Stephen J. Perkins and Joseph Salamunovich

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

        11.02 AMENDMENTS; NO WAIVERS.

               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        11.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Without limiting the generality of the foregoing, Stockholder shall pay (i) the fees and expenses of Buckingham. and
(ii) all legal, accounting and other fees and expenses incurred by Stockholder and/or the Company prior to the Closing Date in connection with the negotiation, execution, delivery and performance of this Agreement.

        11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

        11.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of New York.

        11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

        11.07 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        11.08 CONSTRUCTION. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof. Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

        11.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

        11.10 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

        11.11 ARBITRATION OF CLAIMS.

               (a) Except as otherwise specifically provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including, without limitation, any dispute between any Indemnitee and any Indemnifying Party under Article IX which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

               (b) Such arbitration shall be conducted by a panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in New York, New York. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.11 by bringing suit in any court of competent jurisdiction.

               (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

        11.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       STOCKHOLDER:

                                                  /s/ Matthew Obeid
                                       --------------------------------------
                                                    Matthew Obeid

                                       METRAN BOSTON, INC.

                                       By:        /s/ Matthew Obeid
                                           ----------------------------------
                                                    Matthew Obeid
                                                      President

                                       METRAN AUTOMATIC TRANSMISSION
                                       PARTS CORP.

                                       By:        /s/ Matthew Obeid
                                           ----------------------------------
                                                    Matthew Obeid
                                                      President

                                       METRAN PARTS OF PENNSYLVANIA, INC.

                                       By:       /s/ Matthew Obeid
                                           ----------------------------------
                                                   Matthew Obeid
                                                     President

                                       TM-AL ACQUISITION CORP.

                                       By:      /s/ Stephen J. Perkins
                                           ----------------------------------
                                                  Stephen J. Perkins
                                                    President and
                                               Chief Executive Officer

                                       AFTERMARKET TECHNOLOGY CORP.

                                       By:      /s/ Stephen J. Perkins
                                           ----------------------------------
                                                  Stephen J. Perkins
                                                    President and
                                               Chief Executive Officer

                                   EXHIBITS

Exhibit A. . . . . . . . . . . . . . . . Financial Statements
Exhibit B. . . . . . . . . . . . . . . . Form of Lease
Exhibit C. . . . . . . . . . . . . . . . Form of Noncompetion Agreement
Exhibit D. . . . . . . . . . . . . . . . Form of Employment Agreement

                                   SCHEDULES

Schedule 3.01. . . . . . . . . . . . . . Share Encumbrances
Schedule 3.02. . . . . . . . . . . . . . Company Qualifications to do Business
Schedule 3.05. . . . . . . . . . . . . . Governmental Authorizations
Schedule 3.08. . . . . . . . . . . . . . Capital Stock Matters
Schedule 3.10. . . . . . . . . . . . . . Absence of Certain Changes
Schedule 3.11(a) . . . . . . . . . . . . Leased Real Property
Schedule 3.11(b) . . . . . . . . . . . . Personal Property Leases
Schedule 3.11(c) . . . . . . . . . . . . Land-Use Regulation
Schedule 3.12. . . . . . . . . . . . . . Affiliate Transactions
Schedule 3.13. . . . . . . . . . . . . . Inventories
Schedule 3.14. . . . . . . . . . . . . . Litigation
Schedule 3.15(a) . . . . . . . . . . . . Scheduled Contracts
Schedule 3.15(b) . . . . . . . . . . . . Non-Binding Scheduled Contracts
Schedule 3.15(c) . . . . . . . . . . . . Primary Customers and Suppliers
Schedule 3.16(a) . . . . . . . . . . . . Permits
Schedule 3.16(b) . . . . . . . . . . . . Required Consents
Schedule 3.17. . . . . . . . . . . . . . Compliance with Applicable Laws
Schedule 3.18. . . . . . . . . . . . . . Benefit Plans
Schedule 3.19. . . . . . . . . . . . . . Labor and Employment Matters
Schedule 3.20. . . . . . . . . . . . . . Intellectual Property
Schedule 3.22. . . . . . . . . . . . . . Environmental Matters
Schedule 3.23. . . . . . . . . . . . . . Insurance Policies
Schedule 3.24. . . . . . . . . . . . . . Tax Matters
Schedule 3.25. . . . . . . . . . . . . . Distributions to Stockholder

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